EXHIBIT -3.31
CERTIFICATE OF FORMATION
OF
ISG SPARROWS POINT LLC
     This Certificate of Formation of ISG Sparrows Point LLC, a Delaware limited liability company, has been duly executed and is being duly filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. Laws § 18-101, et seq.).
     FIRST: The name of the limited liability company is ISG Sparrows Point LLC (the “Company”).
     SECOND: The address of the Company’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle 19801.
     THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle 19801.
     FOURTH: The formation shall be effective as of January 1, 2004.
     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation on December 23, 2003.

By:	/s/ Gordon Spelich
Gordon Spelich, Authorized Person

CONSENT TO USE OF NAME
December 23, 2003
     ISG Sparrows Point Inc., a Delaware corporation, hereby consents to the formation of ISG Sparrows Point LLC, a Delaware limited liability company.

ISG SPARROWS POINT INC.
By:	/s/ Gordon Spelich
Gordon Spelich, Authorized Person